Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On August 20, 2013, Bottomline Technologies, Inc. (the “Company” or “Bottomline”) acquired SF2I SA, a Swiss corporation, for a cash payment of approximately $121 million based on exchange rates in effect at the acquisition. SF2I is a leading provider of financial messaging solutions utilizing the SWIFT global messaging network.

The unaudited pro forma condensed combined balance sheet as of June 30, 2013 was prepared as if the acquisition had occurred on that date and combines the historical consolidated balance sheets of the Company and SF2I. The unaudited pro forma condensed combined statements of operations for the twelve months ended June 30, 2013 was prepared as if the acquisition had occurred at the beginning of that annual period and combines the historical consolidated statements of operations of the Company and SF2I for the twelve month period then ended. The unaudited historical financial statements of SF2I have been adjusted in the presentation that follows to reflect generally accepted accounting principles in the United States (US GAAP).

The unaudited pro forma condensed combined financial statements have been prepared for informational purposes only, to show the effect of the combination of the Company and SF2I on a historical basis. These financial statements do not purport to be indicative of the financial position or results of operations that would have actually occurred had the business combination been in effect at those dates, nor do they project, or attempt to project, the results of operations or financial position for any future period or date.

The unaudited pro forma condensed combined financial statements do not reflect any adjustments for non-recurring items or anticipated synergies resulting from the acquisition. The purchase price allocation is not finalized and is preliminary, as the Company was still in the process of obtaining fair value estimates of assets acquired (including intangible assets) and liabilities assumed as of the date of this filing. Accordingly, the Company has prepared the pro forma adjustments based on assumptions that it believes are reasonable but that are expected to change as additional information becomes available and the preliminary purchase price allocation is finalized.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

June 30, 2013

(in thousands)

	Historical Bottomline	Historical SF2I	Pro Forma Adjustments		Pro Forma Combined
Assets
Current Assets:
Cash and marketable securities	$293,077	$18,764	$(121,019	)(A)	$190,822
Accounts receivable, net	44,430	9,058	—		53,488
Other current assets	15,243	622	—		15,865

Total current assets	352,750	28,444	(121,019)		260,175
Property and equipment, net	23,631	2,149	519	(B)	26,299
Goodwill	109,196	—	40,794	(C)	149,990
Intangible assets, net	82,872	—	79,946	(C)	162,818
Other assets	17,073	5,544	8,648	(D)	31,265

Total assets	$585,522	$36,137	$8,888		$630,547

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$8,933	$3,435	—		$12,368
Accrued expenses	16,070	6,322	—		22,392
Deferred revenue	47,184	15,475	(12,469	)(E)	50,190
Deferred income taxes	—	—	2,993	(F)	2,993

Total current liabilities	72,187	25,232	(9,476)		87,943
Convertible senior notes	138,582	—	—		138,582
Deferred revenue, non current	9,104	814	(656	)(E)	9,262
Deferred income taxes	5,457	—	19,344	(F)	24,801
Other liabilities	3,443	9,767	—		13,210

Total liabilities	228,773	35,813	9,212		273,798
Stockholders’ equity:
Common stock	38	1,792	(1,792	)(G)	38
Additional paid-in-capital	499,182	—	—		499,182
Accumulated other comprehensive loss	(10,460)	(6,998)	6,998		(10,460)
Treasury stock	(21,888)	—	—	(G)	(21,888)
Accumulated deficit	(110,123)	5,530	(5,530	)(G)	(110,123)

Total stockholders’ equity	356,749	324	(324)		356,749

Total liabilities and stockholders’ equity	$585,522	$36,137	$8,888		$630,547

See accompanying notes

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

For the Twelve Months Ended June 30, 2013

(in thousands)

	Historical Bottomline	Historical SF2I	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Subscriptions and transactions	$118,016	$6,217	$—		$124,233
Software licenses	22,546	2,622	—		25,168
Service and maintenance	106,389	22,019	—		128,408
Other	7,823	—	—		7,823

Total revenues	254,774	30,858	—		285,632
Cost of revenues:
Subscriptions and transactions	64,101	3,459	12	(H)	67,572
Software licenses	2,399	311	—		2,710
Service and maintenance	46,788	11,007	37	(H)	57,832
Other	5,998	—	—		5,998

Total cost of revenues	119,286	14,777	49		134,112

Gross profit	135,488	16,081	(49)		151,520
Operating expenses:
Sales and marketing	62,825	8,184	27	(H)	71,036
Product development and engineering	32,974	6,906	23	(H)	39,903
General and administrative	27,076	1,581	5	(H)	28,662
Amortization of intangible assets	19,549	—	13,466	(I)	33,015

Total operating expenses	142,424	16,671	13,521		172,616

Loss from operations	(6,936)	(590)	(13,570)		(21,096)
Loss on derivative instruments, net	(4,435)	—	—		(4,435)
Other (expense) income, net	(6,922)	(112)	(349	)(J)	(7,383)

Loss before provision for income taxes	(18,293)	(702)	(13,919)		(32,914)
Income tax benefit	3,898	170	3,341	(K)	7,409
Net loss	$(14,395)	$(532)	$(10,578)		$(25,505)

Basic and diluted net loss per common share	(0.41)				(0.72)

Shares used in computing basic and diluted net loss per share	35,444				35,444

Other comprehensive loss, net of tax
Unrealized loss on available for sale securities	(3)				(3)
Foreign currency translation adjustments	(3,893)	(3)			(3,896)

Other comprehensive loss, net of tax	(3,896)	(3)			(3,899)

Comprehensive loss	$(18,291)	$(535)	$(10,578)		$(29,404)

See accompanying notes

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Pro Forma Adjustments (dollar amounts in thousands):

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet:

(A)	To record cash paid by Bottomline as purchase consideration to the selling stockholders of SF2I.

(B)	To reflect the fair value of acquired property, plant and equipment.

(C)	To reflect intangible assets arising from the acquisition, as follows:

Tradename	$6,291
Technology	17,848
Customer related assets	55,807
Goodwill	40,794

$120,740

The valuation of the acquired intangible assets has not been finalized by Bottomline and these intangible asset values are likely to change in the final purchase price allocation.

(D)	To reflect the fair value of assets acquired.

(E)	To reflect the fair value of acquired deferred revenue.

(F)	To record the adjustment for deferred tax liabilities arising in the acquisition. A portion of the deferred tax liabilities relate to intangible assets that will be amortized for financial reporting purposes but that will not be deductible for tax return purposes.

(G)	To record the elimination of the historical stockholders equity of SF2I.

The following pro forma adjustments are included in the unaudited pro forma condensed combined statement of operations:

(H)	To record depreciation expense on incremental fair value associated with acquired property, plant and equipment.

(I)	To record additional amortization expense related to intangible assets arising in the SF2I acquisition. The valuation of the acquired intangible assets has not been finalized by Bottomline and the asset values and the estimated asset lives are likely to change in the final purchase price allocation.

(J)	To record a reduction in interest income as a result of the cash consideration paid by Bottomline. The pro forma impact on interest income is based on the actual interest income yield experienced by Bottomline during fiscal 2013.

(K)	To record the estimated tax impact of the pro forma adjustments at the statutory tax rates in effect for the historical periods presented.

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